Exhibit (a)(5)(F)

Analog Devices Announces Commencement of Tender Offer for All Outstanding Shares of Hittite Microwave Corporation Common Stock

Norwood, Mass. — (06/23/2014) — Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that it has commenced a tender offer to purchase all outstanding shares of common stock of Hittite Microwave Corporation (NASDAQ: HITT) for $78.00 per share in cash. The tender offer is being made pursuant to the Merger Agreement entered into and announced by ADI and Hittite on June 9, 2014.

Unless extended, the tender offer will expire at 12:00 midnight at the end of July 21, 2014 (one minute after 11:59 p.m., New York City time, on July 21, 2014). The completion of the tender offer is subject to the tender of at least a majority of Hittite’s outstanding shares of common stock (on a fully diluted basis) and other customary closing conditions, including receipt of regulatory clearances.

As promptly as practicable following the completion of the tender offer, ADI will acquire all remaining Hittite shares through a merger of BBAC Corp., a Delaware corporation and a direct wholly owned subsidiary of ADI, with and into Hittite.

ADI will file today with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO which sets forth in detail the terms of the tender offer. Additionally, Hittite will file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that includes the unanimous recommendation of Hittite’s board of directors that Hittite stockholders accept the tender offer and tender their shares of Hittite common stock.

The Information Agent for the tender offer is MacKenzie Partners, Inc. and the Dealer Manager for the tender offer is Credit Suisse Securities (USA) LLC. Hittite stockholders who have questions regarding the tender offer should contact the Information Agent by calling collect at (212) 929-5500 or toll-free at (800) 322-2885 or the Dealer Manager toll-free at (800) 318-8219. Hittite stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials should contact the Information Agent at the telephone number provided above.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer, and WilmerHale is acting as legal counsel to ADI.

Important Additional Information Will Be Filed with the Securities and Exchange Commission

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Hittite. ADI will file with the SEC and mail to Hittite’s stockholders a Tender Offer Statement and Hittite will file with the SEC and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement in connection with the transaction. These documents will contain important information about ADI, Hittite, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available, including any amendments thereto. Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by ADI and Hittite through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by directing a request to the Information Agent by calling collect at (212) 929-5500 or toll-free at (800) 322-2885.

Forward-Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, ADI’s tender offer for all outstanding shares of Hittite common stock, the expiration date of the tender offer and the expected completion of the transaction between ADI and Hittite. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the closing of the transaction is subject to the tender of shares by Hittite stockholders representing at least a majority of the outstanding fully diluted shares; the receipt of regulatory approvals, and other closing conditions, the non-satisfaction of which may delay or prevent the closing of the transaction and higher than expected or unexpected costs associated with or relating to the transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to ADI’s filings with the SEC, including the risk factors contained in ADI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which ADI has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as a leader in data conversion and signal conditioning technology, ADI serves over 60,000 customers, representing virtually all types of electronic equipment. ADI is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. ADI’s common stock is included in the S&P 500 Index.

About Hittite

Hittite Microwave Corporation designs and develops high performance integrated circuits, modules, and subsystems for technically demanding radio frequency (RF) microwave and millimeter wave applications. These applications include cellular, optical, and satellite communications, as well as medical and scientific imaging, industrial instrumentation, aerospace, and defense electronics. With almost 30 years of experience and innovation, Hittite has a deep knowledge of analog, digital and mixed-signal semiconductor technology, from the device level to the design and assembly of complete subsystems.

For more information:

ADI Investors:

Analog Devices, Inc.

Mr. Ali Husain, 781-461-3282

781-461-3491 (fax)

investor.relations@analog.com